EXHIBIT 99.1

INSPERITY ANNOUNCES STRONG FIRST QUARTER RESULTS

•	Q1 EPS increases 267% to $0.33 per share
•	Revenues up 17% on 9% worksite employee growth
•	Gross profit per worksite employee per month at historical high of $270
•	Operating income per worksite employee per month up 275% to $45

HOUSTON – May 2, 2011 – Insperity, Inc. (NYSE: NSP), a leading provider of human resources and business performance solutions for America’s best businesses, today reported first quarter net income of $8.8 million, a 282.2% increase over the $2.3 million earned in the 2010 period.  In spite of the company’s rebranding costs of $0.10 per share this quarter, diluted earnings per share were $0.33, an increase of 266.7% over $0.09 in the 2010 period.

“We are very pleased with our excellent start to 2011,” said Paul J. Sarvadi, InsperityTM chairman and chief executive officer.  “The strong first quarter financial results, combined with the effective launch of our new brand and ongoing implementation of our adjacent business strategy, provide for a solid foundation to build momentum going forward.”

Revenues for the first quarter of 2011 increased 17.2% over the 2010 period due to a 9.1% increase in the average number of worksite employees paid per month and a 7.4% increase in revenues per worksite employee per month.

Gross profit increased 25.1% to $91.0 million compared to the first quarter of 2010.  The average gross profit per worksite employee per month increased $35, or 14.9%, to $270 in the first quarter of 2011 from $235 in the 2010 period.  This increase was attributable to improvements in the company’s Workforce Optimization™ (PEO) benefit cost center and a higher contribution from the adjacent businesses.

Operating expenses increased 10.0% to $75.8 million compared to the first quarter of 2010, primarily due to the company’s rebranding initiative and acquisitions made in late 2010 and early 2011.  Operating expenses per worksite employee per month increased 0.9% to $225 in the 2011 period from $223 in the 2010 period.

EBITDA plus stock-based compensation increased 122% to $21.2 million compared to the first quarter of 2010.  Cash outlays included an upfront payment of $10.8 million related to the acquisition of desktop and software-as-a-service products and other assets of OrgPlus, dividends of $4.0 million, capital expenditures of $3.3 million and share repurchases of $3.1 million.  As a result, working capital at March 31, 2011, was $140.8 million.

“We are pleased with the continuing strong performance of our proven business model and the integration of our adjacent business strategy,” said Douglas S. Sharp, senior vice-president of finance, chief financial officer and treasurer.  “This strategic investment is already contributing at the gross profit line, and we expect it will ultimately accelerate revenue and earnings growth as cross-selling efforts take hold and each adjacent business scales to profitability.”

Insperity, Inc.

Insperity will be hosting a conference call today at 10 a.m. ET to discuss these results, give guidance for the second quarter and an update to the full year 2011 guidance, and answer questions from investment analysts.  To listen in, call 877-651-0053 and use conference i.d. number 58512892.  The call will also be webcast at http://ir.insperity.com. The conference call script and company guidance will be available at the same website later today. A replay of the conference call will be available at 800-642-1687, conference i.d. 58512892, for one week.  The webcast will be archived for one year.

Insperity, a trusted advisor to America’s best businesses for more than 25 years, provides an array of human resources and business solutions designed to help improve business performance.  Insperity Business Performance Advisors offer the most comprehensive Workforce OptimizationTM solution in the marketplace that delivers administrative relief, better benefits, reduced liabilities and a systematic way to improve productivity.  Additional offerings include MidMarket Solutions, Performance Management, Expense Management, Time and Attendance, Organizational Planning, Employment Screening, Recruiting Services, Retirement Services, Business Insurance and Technology Services.  Insperity business performance solutions support more than 100,000 businesses with over 2 million employees.  With 2010 revenues in excess of $1.7 billion, Insperity operates in 55 offices throughout the United States.  For more information, visit http://www.insperity.com.

The statements contained herein that are not historical facts are forward-looking statements within the meaning of the federal securities laws (Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934).  You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “possibly,” “probably,” “goal,” “opportunity,” “objective,” “target,” “assume,” “outlook,” “guidance,” “predicts,” “appears,” “indicator” and similar expressions.  Forward-looking statements involve a number of risks and uncertainties.  In the normal course of business, Insperity, Inc., in an effort to help keep our stockholders and the public informed about our operations, may from time to time issue such forward-looking statements, either orally or in writing.  Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies, or projections involving anticipated revenues, earnings, unit growth, profit per worksite employee, pricing, operating expenses or other aspects of operating results.  We base the forward-looking statements on our expectations, estimates and projections at the time such statements are made.  These statements are not guarantees of future performance and involve risks and uncertainties that we cannot predict.  In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate.  Therefore, the actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: (i) continued effects of the economic recession and general economic conditions; (ii) regulatory and tax developments and possible adverse application of various federal, state and local regulations; (iii) the ability to secure competitive replacement contracts for health insurance and workers’ compensation contracts at expiration of current contracts; (iv) increases in health insurance costs and workers’ compensation rates and underlying claims trends, health care reform, financial solvency of workers’ compensation carriers and other insurers, state

Insperity, Inc.

unemployment tax rates, liabilities for employee and client actions or payroll-related claims; (v) failure to manage growth of our operations and the effectiveness of our sales and marketing efforts; (vi) changes in the competitive environment in the PEO industry, including the entrance of new competitors and our ability to renew or replace client companies; (vii) our liability for worksite employee payroll, payroll taxes and benefits costs; (viii) our liability for disclosure of sensitive or private information; (ix) our ability to integrate or realize expected return on our Adjacent Business Strategy, including acquisitions; and (x) an adverse final judgment or settlement of claims against Insperity.  These factors are discussed in further detail in Insperity’s filings with the U.S. Securities and Exchange Commission.  Any of these factors, or a combination of such factors, could materially affect the results of our operations and whether forward-looking statements we make ultimately prove to be accurate.

Except to the extent otherwise required by federal securities law, we do not undertake any obligation to update our forward-looking statements to reflect events or circumstances after the date they are made or to reflect the occurrence of unanticipated events.

Insperity, Inc.
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Insperity, Inc.
Summary Financial Information
(in thousands, except per share amounts and statistical data)

	March 31,	December 31,
	2011	2010
	(Unaudited)
Assets
Cash and cash equivalents	$277,805	$234,829
Restricted cash	40,807	41,204
Marketable securities	42,267	43,367
Accounts receivable	156,062	142,107
Prepaid insurance and other current assets	36,328	33,506
Income taxes receivable	—	1,808
Deferred income taxes	—	1,267
Total current assets	553,269	498,088

Property and equipment, net	79,467	76,027
Prepaid health insurance	9,000	9,000
Deposits	56,362	54,371
Goodwill and other intangible assets, net	29,541	21,251
Other assets	1,007	1,108
Total assets	$728,646	$659,845

Liabilities and Stockholders’ Equity
Accounts payable	$2,628	$3,309
Payroll taxes and other payroll deductions payable	151,563	145,096
Accrued worksite employee payroll cost	166,260	109,697
Accrued health insurance costs	17,291	15,419
Accrued workers’ compensation costs	42,286	42,081
Accrued corporate payroll and commissions	13,152	23,743
Other accrued liabilities	17,663	14,264
Income taxes payable	798	—
Deferred income taxes	790	—
Total current liabilities	412,431	353,609

Accrued workers’ compensation costs	57,854	55,730
Other accrued liabilities	1,281	1,261
Deferred income taxes	8,813	8,850
Total noncurrent liabilities	67,948	65,841

Stockholders’ equity:
Common stock	309	309
Additional paid-in capital	136,217	135,607
Treasury stock, cost	(122,031)	(124,464)
Accumulated other comprehensive income, net of tax	35	21
Retained earnings	233,737	228,922
Total stockholders’ equity	248,267	240,395
Total liabilities and stockholders’ equity	$728,646	$659,845

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Insperity, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended March 31,
	2011	2010	Change

Operating results:
Revenues (gross billings of $2.888 billion and $2.475 billion, less worksite employee payroll cost of $2.352 billion and $2.017 billion, respectively)	$536,381	$457,662	17.2%
Direct costs:
Payroll taxes, benefits and workers’ compensation costs	445,422	384,977	15.7%
Gross profit	90,959	72,685	25.1%
Operating expenses:
Salaries, wages and payroll taxes	39,597	39,187	1.0%
Stock-based compensation	1,790	1,768	1.2%
General and administrative expenses	21,893	17,494	25.1%
Commissions	3,096	2,787	11.1%
Advertising	5,506	3,877	42.0%
Depreciation and amortization	3,948	3,811	3.6%
Total operating expenses	75,830	68,924	10.0%
Operating income	15,129	3,761	302.3%
Other income :
Interest income, net	284	203	39.9%
Income before income tax expense	15,413	3,964	288.8%
Income tax expense	6,627	1,665	298.0%
Net income	$8,786	$2,299	282.2%
Less net income allocated to participating securities	(264)	(66)	300.0%
Net income allocated to common shares	$8,522	$2,233	281.6%
Diluted net income per share of common stock	$0.33	$0.09	266.7%

Insperity, Inc.

Insperity, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

	Three months ended
	March 31,
	2011	2010	Change

Statistical data:
Average number of worksite employees paid per month	112,409	103,009	9.1%
Revenues per worksite employee per month (1)	$1,591	$1,481	7.4%
Gross profit per worksite employee per month	270	235	14.9%
Operating expenses per worksite employee per month	225	223	0.9%
Operating income per worksite employee per month	45	12	275.0%
Net income per worksite employee per month	26	7	271.4%

(1)	Gross billings of $8,566 and $8,010 per worksite employee per month, less payroll cost of $6,975 and $6,529 per worksite employee per month, respectively.

Insperity, Inc.

Insperity, Inc.
Summary Financial Information (continued)
(in thousands, except per share amounts and statistical data)
(Unaudited)

GAAP to Non-GAAP Reconciliation Tables

	Three months ended
	March 31,
	2011	2010	Change

Payroll cost (GAAP)	$2,352,263	$2,017,532	16.6%
Less: Bonus payroll cost	(304,849)	(229,505)	32.8%
Non-bonus payroll cost	$2,047,414	$1,788,027	14.5%

Payroll cost per worksite employee (GAAP)	$6,975	$6,529	6.8%
Less: Bonus payroll cost per worksite employee	(904)	(743)	21.7%
Non-bonus payroll cost per worksite employee	$6,071	$5,786	4.9%

Non-bonus payroll cost represents payroll cost excluding the impact of bonus payrolls paid to the company’s worksite employees.  Bonus payroll cost varies from period to period, but has no direct impact to the company’s ultimate workers’ compensation costs under the current program.  As a result, Insperity management refers to non-bonus payroll cost in analyzing, reporting and forecasting the company’s workers’ compensation costs.

	Three months ended
	March 31,
	2011	2010	Change
Net income (GAAP)	$8,786	$2,299	282.2%
Income tax expense	6,627	1,665	298.0%
Depreciation and amortization	3,948	3,811	3.6%
EBITDA	19,361	7,775	149.0%
Stock-based compensation	1,790	1,768	1.2%
	$21,151	$9,543	121.6%

EBITDA represents net income computed in accordance with generally accepted accounting principles (“GAAP”), plus interest expense, income tax expense, depreciation and amortization expense.  Insperity management believes EBITDA is often a useful measure of the company’s operating performance, as it allows for additional analysis of the company’s operating results separate from the impact of taxes and capital and financing transactions on earnings.

Insperity, Inc.

Non-bonus payroll and EBITDA are not financial measures prepared in accordance with GAAP and may be different from similar measures used by other companies.  Non-bonus payroll and EBITDA should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. Insperity includes non-bonus payroll and EBITDA in this press release because the company believes they are useful to investors in allowing for greater transparency related to the costs incurred under the company’s workers’ compensation program and the company’s operating performance during the periods presented. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this press release to their most directly comparable GAAP financial measures as provided in the tables above.

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